CERTIFICATE OF ELIMINATION
OF
SERIES 3 PARTICIPATING CLASS C
PREFERRED STOCK
OF
LSB INDUSTRIES, INC.
____________________________________________

LSB INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies the following:

1.           That the Certificate of Designations of the Series 3 Participating Class C Preferred Stock, no par value, of the Corporation (the “Series 3 Preferred”) was filed with the Delaware Secretary of State on February 5, 1999 (the “Certificate of Designations”).

2.           That no shares of the Series 3 Preferred are outstanding and no shares of Series 3 Preferred subject to the Certificate of Designations previously filed with respect to the Series 3 Preferred will be issued.

3.           All shares of Series 3 Preferred reserved for issuance shall have the status of authorized and unissued shares of the Corporation’s Class C Preferred Stock.

4.           That effective November 13, 2008, the Board of Directors of the Corporation unanimously adopted the following resolutions:

RESOLVED FURTHER, that upon the Existing Rights Plan Expiration Date it does not appear that any shares of the series designated as Series 3 Participating Class C Preferred Stock will be issued and outstanding and, if, upon the Existing Rights Plan Expiration Date, no shares of Series 3 Participating Class C Preferred Stock are outstanding, the officers of the Corporation are hereby authorized and directed, for and on behalf of the Corporation, to execute, deliver and file with the Delaware Secretary of State a Certificate of Elimination to eliminate the Series designated as Series 3 Participating Class C Preferred Stock.

5.           That pursuant to the provisions of § 151(g) of the Delaware General Corporation Law, upon the effective date of the filing of this Certificate, this Certificate will have the effect of eliminating from the Corporation’s Restated Certificate of Incorporation only those matters set forth in the Certificate of Designations, with respect to the Series 3 Preferred.

IN WITNESS WHEREOF, this Certificate of Elimination has been executed this 7th day of January 2009, by the Chief Financial Officer of the Company.

                        LSB INDUSTRIES, INC.

                        By: /s/ Tony M. Shelby
                        Tony M. Shelby,
                        Chief Financial Officer